AMENDMENT TO
THE PURCHASE AND SALE AGREEMENT

    This AMENDMENT TO THE PURCHASE AND SALE AGREEMENT (this “Amendment”) is effective as of February 28, 2022, by and between DigitalBridge Operating Company, LLC, a Delaware limited liability company (“Seller”) and CWP Bidco LP, a Delaware limited partnership (“Buyer” and, together with Seller, the “Parties” and each a “Party”).

W I T N E S S E T H:

    WHEREAS, the Parties entered into that certain Purchase and Sale Agreement, dated September 6, 2021 (the “Purchase Agreement”); and

    WHEREAS, the Parties desire to amend the Purchase Agreement pursuant to Section 11.12 of the Purchase Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.Defined Terms. Terms used but not defined herein shall have the meanings ascribed to such terms under the Purchase Agreement, as amended hereby.
2.Modification of Terms. For purposes of this Amendment and the Purchase Agreement, as amended by this Amendment, the term “Agreement” shall refer to the Purchase Agreement as amended hereby and from time to time hereafter.
3.Amendments to the Purchase Agreement.
a.Section 1.1 of the Purchase Agreement is hereby amended by deleting the definition (including, for the avoidance of doubt, the schedule referenced therein) of “Seller Profit Participation”.
b.Section 1.1 of the Purchase Agreement is hereby amended by amending and restating the definitions of “Closing Cash Payment Amount” and “Closing Promissory Note Principal Amount” as follows:
    “Closing Cash Payment Amount” means an amount equal to (i) $113,516,686.00, plus (ii) the sum of the Closing Contributed Amount multiplied by the Cash Payment Amount Multiplier, minus (iii) the Closing Leakage multiplied by the Cash Payment Amount Multiplier (in each case of the foregoing items (ii) and (iii), rounded to the nearest whole cent).
    “Closing Promissory Note Principal Amount” means an amount equal to (i) $155,000,000.00, plus (ii) the sum of the Closing Contributed Amount multiplied by the Promissory Note Multiplier, minus (iii) the Closing Leakage multiplied by the Promissory Note Multiplier (in each case of the foregoing items (ii) and (iii), rounded to the nearest whole cent).”
c.Section 8.2(i) of the Purchase Agreement is hereby amended and restated in its entirety as follows:
“(i)    [Reserved.]”

US-DOCS\124232056.1

d.Section 8.3(e) of the Purchase Agreement is hereby amended and restated in its entirety as follows:
“(e)    [Reserved.]”
e.The form of Promissory Note attached as Exhibit B to the Purchase Agreement is hereby replaced in its entirety with the form of Promissory Note attached to Annex I hereto.
f.The Parties acknowledge that the Freddie Lenders are requiring an amount of reserves (the “Consent Reserves”) under the applicable Existing Loans made by the Freddie Lender, which, if fully funded, will cause the Consent Payments Cap to be exceeded. Notwithstanding anything in the Purchase Agreement to the contrary, the Parties have agreed that such Consent Reserves to be deposited with the Freddie Lenders shall be paid 50% by Buyer and 50% by Seller. The Parties have further agreed that, (x) if prior to the repayment in full of the applicable Existing Loans, the Debt Service Reserve Period (as defined in such applicable Existing Loans) with respect to any group of Related Loans (as defined in such applicable Existing Loans) is terminated, Buyer shall, or shall cause Borrower to, pay over to Seller 50% of the amounts released from the Consent Reserves in respect of such group of Related Loans, not to exceed the total amount funded by Seller into such Consent Reserves (the “Seller Reserve Release Amount”) and (y) if all Existing Loans in any group of Related Loans are repaid in full, Buyer shall, or shall cause Borrower to, pay over to Seller 50% of the amounts released from such Consent Reserves, if any, in respect of such group of Related Loans (provided that if the assets underlying the group of Related Loans are sold or refinanced and there are excess proceeds after repayment of all such applicable Existing Loans, Buyer may not elect to apply any remaining Consent Reserves in repayment of such Existing Loans in circumvention of the foregoing)less, in each case, less any Seller Reserve Release Amount returned in accordance with clause (x) above for such group of Related Loans, if applicable.
4.No Other Amendments. Except as specifically amended hereby, the Purchase Agreement shall continue in full force and effect as written.
5.Incorporation by Reference. The provisions of Sections 11.2 (Notices), 11.3 (Severability), 11.4 (Binding Effect; Assignment), 11.6 (Consent to Jurisdiction; Service of Process), 11.7 (Waiver of Jury Trial), 11.9 (Governing Law), 11.11 (Counterparts), 11.12 (Amendment; Waiver) and 11.16 (Non-Recourse) of the Purchase Agreement are hereby incorporated herein mutatis mutandis.

[Signature pages follow.]
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US-DOCS\124232056.1

    IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

SELLER:
DIGITALBRIDGE OPERATING COMPANY, LLC

By: /s/ Donna Hansen__________________
Name: Donna Hansen
Title: Authorized Signatory

[Signature Page to Amendment to Purchase and Sale Agreement]

BUYER:
CWP BIDCO LP
By: CWP Bidco GP LLC
Its: General Partner

By: /s/ Paul R. Womble________________
Name: Paul R. Womble
Title: Authorized Signatory
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US-DOCS\124232056.1

Annex I
Form of Promissory Note
(See Attached)

PROMISSORY NOTE

[_________], 2022    $[155,000,000.00]

    FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, CWP Bidco LP, a Delaware limited partnership (the “Borrower”), hereby unconditionally promises to pay to Digital Bridge Operating Company, LLC, a Delaware limited liability company, or its permitted registered successors or assigns (the “Noteholder” or “Noteholders” to the extent applicable, and, together with the Borrower, collectively, the “Parties” and each a “Party”), a total aggregate principal amount of $[155,000,000.00], as such amount may be increased from time to time to reflect the PIK Interest (as defined herein) in accordance with Section 3(c) below and as otherwise may be adjusted from time to time in accordance with the terms of this Note (collectively, the “Loan”), together with all accrued interest thereon, as provided in this Secured Promissory Note (this “Note”).

1.Definitions and Interpretation. As used in this Note, the following defined terms shall have their respective meanings set forth below:

“Affiliate” means, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the avoidance of doubt, as of the Effective Date, each of Highgate Capital Investments, L.P. and Aurora Health Network LLC, and each of their respective Affiliates, shall be deemed Affiliates of the Borrower.

“Affiliate Transferee” has the meaning set forth in Section 2(b).

“Applicable Rate” means a rate per annum equal to 5.35%.

“Borrower” has the meaning set forth in the preamble.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close.

“Change of Control” means the holders of the Equity Interests of the Borrower as of the Effective Date that Control the Borrower as of the Effective Date collectively cease to Control Borrower and own , directly or indirectly all of the economic and voting rights associated with ownership of more than fifty percent (50%) of all classes of the outstanding Equity Interests of the Borrower on a fully diluted basis.

“Code” means the Internal Revenue Code of 1986, as amended.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. A Person shall not be deemed to Control another Person for purposes hereof solely as a result of any such Person having customary major decision rights specifically enumerated in the governing documents of the applicable Person.

“Designated Subsidiary” means a Subsidiary of Target in which none of Borrower or any Affiliate of Borrower has any economic or ownership interest other than its direct or indirect ownership interest through Target.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Effective Date” means [_________], 2022.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Event of Default” has the meaning set forth in Section 8.

“Excluded Taxes” means, with respect to any payment made to Noteholders or other recipient pursuant to the terms hereof, (i) taxes based upon, or measured by, a recipient’s overall net income, overall net receipts, or overall net profits (including franchise taxes imposed in lieu of such taxes and branch profits taxes) imposed (a) in a jurisdiction in which such Noteholders or other recipient is or was organized, (b) in a jurisdiction which the relevant recipient’s principal office or lending office to which payments on this Note are made is or was located, or (c) in a jurisdiction that imposes such tax as a result of a present or former connection between the applicable lending office of such Noteholders and the jurisdiction of the governmental authority imposing such tax (other than any such connection arising solely from such Noteholders having executed, delivered or performed its obligations or received a payment under, or taken any action to enforce, this Note), (ii) any branch profits taxes imposed by the United States of America, (iii) any United States federal withholding taxes imposed on amounts payable to or for the account of such party at an applicable withholding rate in effect on the date on which (a) such party acquires such interest in the Note or (b) such party changes its lending office (except to the extent amounts with respect to such taxes were payable either to such party’s assignor immediately before such recipient became a party hereto or to such recipient immediately before it changed its lending office), provided that any additional United States federal withholding taxes (or increase in applicable tax rate) that may be imposed after the time such recipient becomes a party to this Note (or designates a new lending office), as a result of a change in law, rule, regulation, or order shall be deemed not Excluded Taxes, and (iv) any United States federal withholding taxes imposed under Sections 1471 through 1474 of the Code, as enacted as of the date hereof, current U.S. Treasury Regulations and any official published guidance with respect thereto, any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“GAAP” means generally accepted accounting principles in the United States as applied consistently.

“Interest Payment Date” means the last day of each fiscal quarter commencing on the first such date to occur after the Effective Date.

“Law” as to any Person, means any law (including common law), statute, ordinance, treaty, rule, regulation, policy or requirement of any governmental authority and authoritative interpretations thereon, whether now or hereafter in effect, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject.

“Loan” has the meaning set forth in the preamble.

“Maturity Date” means the earlier of (i) [___________], 2027 and (ii) the date on which all amounts under this Note shall become due and payable pursuant to Section 9.

“Net Distributable Proceeds” means the net proceeds received by the Borrower in connection with any sale of any of the Real Property owned directly or indirectly by the Target (or the sale of any Subsidiary of the Target that owns any of such Real Property) as of the Effective Date after the payment of costs and expenses incurred by the Borrower, Target or the applicable Subsidiary of the Target in connection with such sale, including broker’s commissions, loan fees, loan payments, other closing costs, any reserve required in connection with such sale, payments required to be made to any third parties including any joint venture partners in connection with such sale, and any other payments required to be made by the Target and of any its Subsidiaries out of such proceeds.

“Note” has the meaning set forth in the preamble.

“Noteholder” or “Noteholders” has the meaning set forth in the preamble.

“Parties” has the meaning set forth in the preamble.

“Permitted Affiliate Transferee” has the meaning set forth in Section 2(b).

        “Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, governmental authority or other entity.
        “PIK Interest” has the meaning set forth in Section 3(c).

        “Prohibited Party” means (a) each Person set forth on Schedule I hereto and (b) at the time of the proposed assignment of this Note in accordance with Section 10(f), a holder of any indebtedness for borrowed money of any Subsidiary of the Target.

        “Purchase Agreement” means that certain Purchase and Sale Agreement by and between Noteholder and Borrower dated as of September 6, 2021 (as amended, restated and/or supplemented from time to time).

        “Real Property” has the meaning set forth in the Purchase Agreement.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests.

“Restricted Payment Blocker Period” has the meaning set forth in Section 7(e).

“Significant Subsidiary” means each of the Target, Healthcare GA Holdings, General Partnership and NorthStar Healthcare JV, LLC and their successors.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity, the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent and/or one or more subsidiaries of the parent.

“Target” means NRF Holdco, LLC, a Delaware limited liability company.

The terms “including” and “include” shall mean “including, without limitation.” Section titles appear as a matter of convenience only and shall not affect the interpretation hereof.

2.Final Payment Date; Optional Prepayments; No Set Off; Adjustment of Principal Amount.

(a)Final Payment and Final Payment Date. The aggregate unpaid principal amount of the Loan (as increased by any PIK Interest pursuant to Section 3(c)), all accrued and unpaid interest and all other amounts payable under this Note, shall be due and payable to the Noteholders on the Maturity Date in cash. Notwithstanding any other provision of this Note to the contrary, if any payment under this Note shall be specified to be made on a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day.

(b)Mandatory Prepayments.
(i)If the Target has directly or indirectly through the sale, transfer or other disposition of any of its Subsidiaries (or the sale, transfer or other disposition of their respective assets and properties (including Real Property)) sold, transferred or otherwise disposed of (in a single transaction or a series of transactions) greater than 50% of the gross book value of all of its assets and properties (including all Real Property) as of the Effective Date, then, as long as any amounts are outstanding under this Note, the Borrower shall concurrently with the consummation of such sale, transfer or other disposition, prepay the unpaid principal balance of the Loan in accordance with Section 5(a), in an amount equal to, the aggregate unpaid principal amount of the Loan (as increased by any PIK Interest pursuant to Section 3(c)), all accrued and unpaid interest and all other amounts outstanding under this Note on such date); provided, however, that no such mandatory prepayment pursuant to this Section 2(b)(i) shall be required in connection with a, direct or indirect, sale, transfer or other disposition (that would otherwise trigger a mandatory prepayment pursuant to this Section 2(b)(i)) of any of the Target’s assets to an Affiliate (an “Affiliate Transferee”), if such Affiliate Transferee (i) becomes jointly and severally liable, with Borrower, for all obligations to the Noteholders under this Note pursuant to documentation in form and substance reasonably satisfactory to the Noteholders (including any amendments to this Note) and (ii)

makes the representations and warranties to the Noteholders set forth in Section 6 of this Note as of the date of any such sale, transfer or other dispositions (any such transfer, a “Permitted Affiliate Transfer”).
(ii)In connection with any sale, transfer or other disposition, other than a Permitted Affiliate Transfer, of any interest in any of the Real Property owned directly or indirectly by the Target (or the sale, transfer or other disposition of any interest in any Subsidiary of the Target that owns any of such Real Property) as of the Effective Date that does not trigger a mandatory prepayment pursuant to Section 2(b)(i), then, as long as any amounts are outstanding under this Note, the Borrower shall concurrently with Borrower’s receipt of the Net Distributable Proceeds from such sale, transfer or other disposition, prepay a portion of the unpaid principal amount of the Loan in accordance with Section 5(a), in an amount equal to, fifty percent (50%) of the Net Distributable Proceeds from such sale, transfer or other disposition.
(iii)To the extent permitted by applicable law, the organizational documents of any Subsidiary or existing or future joint venture with an unaffiliated third party and any limitations of any loan documents evidencing and/or securing any indebtedness for borrowed money of any Subsidiaries or joint venture (the “Distribution Restrictions”), Borrower agrees to cause the Target to, and to cause each of its Subsidiaries that receives any net proceeds from any such transaction to, use commercially reasonable efforts to distribute to its parent entity such net proceeds until such net proceeds are received by the Borrower as promptly following the consummation of such sale, transfer or other disposition. For the avoidance of doubt, (A) Borrower shall not voluntarily create any Distribution Restrictions with the primary intention of circumventing Borrower’s requirement to prepay the Loan pursuant to this Section 2(b), and (B) if any Distribution Restrictions apply, no distributions will be made to the Borrower or any direct or indirect equityholders of the Borrower without first prepaying the Loan pursuant to this Section 2(b). The Borrower shall notify the Noteholders in writing in advance of any direct or indirect sale, transfer or disposition of Real Property and the anticipated Net Distributable Proceeds resulting from such transaction.

(c)Optional Prepayment. The Borrower may prepay the Loan on any Business Day in whole or in part and in cash, at any time or from time to time, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment (including other payments owed under this Note). Amounts prepaid may not be re-borrowed. The Borrower shall notify the Noteholders in writing not less than three (3) Business Days in advance of any prepayment.

(d)No Right of Set-Off.  The Borrower shall not have, and hereby expressly waives, the right to withhold and set-off against any amount due hereunder any amounts due the Borrower from the Noteholders.

(e)Adjustment of Principal Amount. If the Purchase Price (as defined in the Purchase Agreement) is adjusted pursuant to Section 6.14 of the Purchase Agreement, then the Borrower and Noteholders agree to amend this Note in accordance with Section 6.14 of the Purchase Agreement.

3.Interest.

(a)Interest Rate. The outstanding principal amount of the Loan shall bear interest at the Applicable Rate from the Effective Date until the Loan is paid in full as specified in Section 2(a), whether at maturity, upon acceleration, by prepayment or otherwise. To the extent the principal amount of the Loan is increased by any PIK Interest pursuant to Section 3(c), the Loan shall bear interest on such increased principal amount from and after the date of such increase. Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Noteholders may, at their option, by notice to the Borrower, declare that the Loan shall bear interest at 2% plus the rate otherwise applicable to the Loan as provided in this Note.

(b)Interest Payment Dates. Subject to Section 3(c), interest shall be payable quarterly in arrears on each Interest Payment Date.

(c)PIK Interest. Interest shall accrue on the Loan at the Applicable Rate. On each Interest Payment Date, the amount of interest accrued at the Applicable Rate during the interest period ending on the date immediately prior to such Interest Payment Date shall be paid in kind and added to the principal amount of the Loan (such amounts, “PIK Interest”). The Borrower may elect to pay the accrued interest with respect to any Interest Payment Date, in whole or in part, in cash on such Interest Payment Date, and the amount of PIK Interest with respect to such Interest Payment Date shall be correspondingly reduced.

(d)Computation of Interest. All interest and fees shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

(e)Interest Rate Limitation. If at any time and for any reason whatsoever, the interest rate payable on the Loan shall exceed the maximum rate of interest permitted to be charged by the Noteholders to the Borrower under applicable Law, such interest rate shall be reduced automatically to the maximum rate of interest permitted to be charged under applicable Law.

4.Taxes. Borrower agrees to indemnify and hold harmless Noteholders, its successors, and assigns from and against any and all taxes withheld or deducted from, or payable by Noteholders on amounts received with respect to, payments made on this Note, except for Excluded Taxes.

5.Payment Mechanics.

(a)Application of Payments. All payments made hereunder shall be applied first, to any accrued but unpaid interest on the Loan, and thereafter, to the unpaid principal amount of the Loan.

(b)Rescission of Payments. If at any time any payment made by the Borrower under this Note is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, the Borrower’s obligation to make such payment shall be reinstated as though such payment had not been made.

6.Representations and Warranties and Covenants. The Borrower represents and warrants to the Noteholders that, as of the date hereof:

(a)Existence; Power and Authority. The Borrower (i) is duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) has the requisite legal capacity to execute and deliver this Note and to perform its obligations hereunder.

(b)Consideration. This Note promotes and furthers the financial interests of the Borrower and the creation of the obligations hereunder will result in direct financial benefit to the Borrower.

(c)No Approvals. No consent or authorization of, filing with, notice to or other act by, or in respect of, any governmental authority or any other Person is required in order for the Borrower to execute, deliver, or perform any of its obligations under this Note, except for those that have been obtained and are in full force and effect.

(d)No Violations. The execution and delivery of this Note by the Borrower, and the consummation by the Borrower of the transactions contemplated hereby, do not and will not: (i) violate the Borrower’s organizational documents or any Law applicable to the Borrower in any material respect; or (ii) constitute a default under any material agreement or contract by which the Borrower may be bound.

(e)Enforceability. This Note is a valid, legal and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

7.Covenants. The Borrower covenants to the Noteholders that as long as any amounts are outstanding under this Note:

(a)Financial Statements; Notices of Material Events. The Borrower will (i) deliver to the Noteholders copies of (x) each of the financial statements that Borrower is required to deliver to the holders of its Equity Interests contemporaneously with the delivery of such statements to such holders and (y) if not included in the financial statements provided under clause (x), (I) the consolidated unaudited quarterly financial statements (including the income statement, balance sheet and cash flow statement or equivalent financial statements of each) of the Borrower and its Subsidiaries within 60 days after the end of each fiscal quarter of the Borrower and (II) the consolidated unaudited annual financial statements of the Borrower and its Subsidiaries within 120 days after the end of each fiscal year of the Borrower (provided, however, if Borrower and/or its Subsidiaries have audited consolidated or consolidating financial statements of the Borrower and/or its Subsidiaries prepared, the Borrower will provide a copy of such financial statements to the Noteholders when such financial statements become available or contemporaneously when first delivered to other holders of indebtedness of the Borrower and/or its Subsidiaries), (ii) provide prompt written notice to the Noteholders of any Event of Default hereunder, (iii) promptly notify Noteholder of any sale, transfer or disposal of any assets of Borrower (except for such sale, transfer or disposal as would not reasonably be expected to be, individually or in the aggregate, material to Borrower), and (iv) promptly following any written request therefor, provide the Noteholders such other non-confidential, non-proprietary information regarding the operations, material changes in ownership of Equity Interests, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Note as may be reasonably requested by Noteholders, provide that such information is readily available to Borrower without material cost or expense.
(b)Liens. The Borrower will not create, incur, assume or suffer to exist any lien or encumbrance on any of its assets now owned or hereafter acquired; for the avoidance of doubt, no Subsidiary of the Borrower is prohibited from creating, incurring or assuming any liens or encumbrances under this Note.
(c)Transactions with Affiliates. The Borrower and its Subsidiaries will not sell, lease or otherwise transfer any assets to, or purchase, lease or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates except both (x) upon terms and conditions that are no less favorable to Borrower or such Subsidiary than those that would be available on an arm’s-length basis with unaffiliated third parties and (y) such transactions (or series of transactions) with Affiliates in the aggregate do not have consideration payable in excess of $2,000,000 during each fiscal year of the Borrower; provided, that, other than a Permitted Affiliate Transfer, any sale, lease to, transfer, purchase, lease from or acquisition of real estate to or from an Affiliate of the Borrower or any of its Subsidiaries for any amount of consideration shall require the prior written consent of the Noteholders; provided, further, that during the Restricted Payment Blocker Period, any sale, lease to, transfer, purchase, lease from or acquisition of assets or property to or from an Affiliate of the Borrower or any of its Subsidiaries for any amount of consideration shall require the prior written consent of the Noteholders.

Notwithstanding the foregoing, the following transactions shall not be prohibited by this Section 7(c): (i) distributions and contributions of cash or other assets (including the issuance of Equity Interests) among or between Designated Subsidiaries, (ii) distributions and contributions of cash or other assets (including the issuance of Equity Interests) among or between the Borrower and the Designated Subsidiaries, including the making of Restricted Payments when a Restricted Payment Blocker Period is not in effect, and (iii) subject to any required payments required to be made to the Noteholders pursuant to this Note, distributions and contributions of cash among or between the Borrower and any holder of Equity Interests in the Borrower and the issuance of additional Equity Interests in the Borrower (including the making of any Restricted Payments when a Restricted Payment Blocker Period is not in effect but excluding the making of any Restricted Payments when a Restricted Payment Blocker Period is in effect).
(d)Fundamental Changes. The Borrower will not merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with the Borrower or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or liquidate or dissolve.
(e)Restricted Payments. The Borrower will not declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, to the extent one or more of the events and/or actions set forth on Schedule II has occurred and is continuing (the period after such events and/or actions have occurred until such events and/or actions are no longer continuing, the “Restricted Payment Blocker Period”).
(f)Amendments to Material Documents. The Borrower will not amend, modify or waive any of its rights under its certificate of incorporation articles of organization or equivalent, bylaws, operating agreement or equivalent, or other organizational documents other than in a manner that could not reasonably be expected to have a material adverse effect on the Noteholders.

8.Events of Default. The occurrence of any of the following shall constitute an “Event of Default” hereunder:

(a)Failure to Pay. The Borrower fails to pay (x) any principal or mandatory prepayment (whether at maturity, by reason of acceleration or otherwise) when due or (y) subject to Section 3(c), any interest payment required to be paid hereunder or any other amount of the Loan payable pursuant to this Note when due, and such failure shall continue for five (5) Business Days.

(b)Breach of Representations and Warranties. Any representation or warranty made or deemed made by the Borrower to the Noteholders herein is incorrect in any material respect on the date as of which such representation or warranty was made or deemed made.

(c)Breach of Covenants. Except as otherwise set forth in this Section 8 (including any cure periods set forth herein), the Borrower fails to observe or perform any covenant, condition or agreement contained this Note and such failure shall continue unremedied for a period of thirty (30) or more days after notice thereof by the Noteholders to the Borrower; provided that any breach of the negative covenants contained in Sections 7(b), (c), (d), (e) or (f) of this Note shall not have any available cure period.
(d)Bankruptcy.
(i)The Borrower commences any case, proceeding or other action (A) under any existing or future Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower makes a general assignment for the benefit of its creditors other than to Noteholders.

(ii)There is commenced against the Borrower any case, proceeding or other action of a nature referred to in Section 8(d)(i) above (other than by Noteholders) which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days.
(iii)There is commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets (other than by Noteholders) which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof.

(e)Judgments. One or more final, non-appealable judgments, orders or decrees for the payment of money in an aggregate amount in excess of $25,000,000 shall be rendered against the Borrower (other than to the extent covered by (i) insurance (except for any deductibles) that has not been denied and for which the carrier has not disclaimed responsibility and for which a claim has been submitted, or (ii) a third party indemnification agreement under which the indemnifying party has assumed the defense or otherwise accepted responsibility and would reasonably be expected to remain solvent after satisfying such indemnification obligation) and the same shall remain undischarged, unvacated or unbonded for a period of 30 days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor other than Noteholders to levy upon assets of the Borrower to enforce any such judgment.

(f)Change of Control. A Change of Control shall have occurred other than a Change of Control resulting from a transaction or series of transactions pursuant to which the holders of the Equity Interests of the Borrower as of the Effective Date do not receive any cash or other consideration (other than carried interests or promotes) as part of such transaction.

(g)Cross-Default. Any event of default (after giving effect to any notice and/or cure period) shall have occurred under any agreement evidencing indebtedness of the Borrower with an aggregate principal amount in excess of $50,000,000 (“Material Indebtedness”), or all or any part of such Material Indebtedness outstanding under such is accelerated, is declared to be due and payable is required to be prepaid or redeemed, in each case prior to the stated maturity thereof.

(h)Target Ownership. The Borrower shall cease to directly own all of the outstanding Equity Interests of the Target.

9.Available Remedies.
(a)Upon the occurrence and during the continuance of any Event of Default, one or more of Noteholders may at its option, declare the entire principal amount of this Note, together with all accrued and unpaid interest thereon and all other amounts payable hereunder, immediately due and payable; provided, that, if an Event of Default described in Section 8(d) shall occur, the principal of and accrued interest on the Loan and all other amounts payable hereunder, shall become immediately due and payable without any notice, declaration or other act on the part of the Noteholders.
(b)Upon the occurrence and during the continuance of any Event of Default, one or more of Noteholders may at its option, cause the Borrower to dispose of all of the outstanding Equity Interests of the Target to the Noteholders (in a manner agreed to by the Noteholders) for full forgiveness of the outstanding obligations under this Note within thirty (30) days of receipt of Noteholders exercise of such option; provided, that in furtherance of this clause (b), the Borrower agrees (at its sole cost and expense), upon the reasonable request of the Noteholders, at any time and from time to time, to promptly execute and deliver (or cause to be executed and delivered by third parties) all such further documents (including consents) and to promptly take all such action as may be reasonably necessary or appropriate in order to more effectively confirm or carry out the agreement set forth in this this Section 9(b) as promptly as practicable.

10.Miscellaneous.

(a)Notices.

(i)Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) on the next Business Day when sent by overnight courier or (c) when sent by electronic email (provided, that no “bounce back” or other notice of non-delivery is generated), in each case to the recipient Party at the following addresses:

If to the Borrower:

c/o Highgate Capital Investments, L.P.
545 East John Carpenter Freeway, Suite 1400
Irving, Texas 75062
Attention: Mahmood Khimji
Email: mjkhimji@highgate.com

And to:

c/o Highgate Capital Investments, L.P.
870 Seventh Avenue, 2nd Floor
New York, New York 10019
Attention: Zachary Berger
     Matthew Gunlock
Email:    zberger@highgatecapinv.com
    mgunlock@highgate.com

        And to:

    c/o Aurora Health Network LLC
    55 Broadway, Suite 2001
    New York, New York 10006
    Attention: Joel Landau
         Elliot Schwab
    Email: JLandau@pintapartners.com
            eschwab@aurorahealthnetwork.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
330 N. Wabash Avenue, Suite 2800
Chicago, Illinois 60611
Attention: Gary Axelrod

Email:    gary.axelrod@lw.com
If to the Noteholders:

DigitalBridge Operating Company, LLC
c/o DigitalBridge Group, Inc.
750 Park Of Commerce Drive, Suite 210
Boca Raton, FL 33487
Attention: Director, Legal Department
Email:    legal@digitalbridge.com

with a copy to:

Sullivan & Cromwell LLP
1888 Century Park East, 21st Floor
Los Angeles, California 90067
Attention: Alison S. Ressler
Email: resslera@sullcrom.com

(ii)Notices if: (A) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received; (B) sent by facsimile during the recipient’s normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient’s business on the next Business Day); and (C) sent by e-mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment).
(b)Expenses. Each Party shall be responsible for its own expenses and fees incurred in connection with this Note and the transactions contemplated hereby, including the negotiation, documentation and execution of this Note; provided that the Borrower shall pay all reasonable and documented out-of-pocket expenses incurred by the Noteholders, including the fees, charges and disbursements of any counsel for the Noteholders, in connection with the enforcement, collection or protection of its rights in connection with this Note.

(c)Governing Law; Consent to Jurisdiction. This Note shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly within such jurisdiction. If it is determined by a court of competent jurisdiction that any provision of this Note is invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this

Note. Any action, proceeding or claim relating in any way to, arising out of or concerning this Note shall be brought and maintained exclusively in the Federal courts located in New York County, and each party irrevocably consents to the jurisdiction of such courts to the broadest extent possible for any such action, proceeding or claim and waives any objection to proceeding there that such party might have on the basis of inconvenient forum, improper venue, or otherwise.

(d)Waiver of Jury Trial. EACH PARTY HERETO KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW IN ANY PROCEEDING ARISING OUT OF, OR RELATING TO, THIS NOTE. THIS WAIVER APPLIES TO ANY PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.

(e)Counterparts; Integration; Effectiveness. Counterparts may be executed through the use of separate signature pages or in any number of counterparts with the same effect as if the Party executing such counterparts had all executed one counterpart. Each Party understands and agrees that any portable document format (PDF) file, facsimile, or other reproduction of its signature on any counterpart shall be equal to and enforceable as its original signature and that any such reproduction shall be a counterpart hereof that is fully enforceable in any court or arbitral panel of competent jurisdiction.

(f)Successors and Assigns. This Note may not be assigned or transferred by any Party to any Person without the prior written consent of the other Party; provided that no consent of the Borrower for assignments or transfers by the Noteholders shall be required under this Section 10(f) (i) following the one year anniversary of the Effective Date to any Person that is not a Prohibited Party, (ii) upon the occurrence and during the continuance of any Event of Default, or (iii) at any time, to its Affiliates. This Note shall inure to the benefit of, and be binding upon, the Parties and their permitted assigns; provided, further, that no consent of the Noteholders for assignments or transfers by the Borrower to an Affiliate Transferee shall be required under this Section 10(f) in connection with a Permitted Affiliate Transfer. The Borrower shall at all times keep at its chief executive office a register showing (i) the name and address of each holder for the time being of the Note; (ii) the amount (including principal and stated interest) of the Note held by such holder(s); and (iii) the date on which the name of each registered holder was entered in respect of the Note. Any change of name or address on the part of a holder shall forthwith be notified by such holder to the Borrower and the register shall be altered accordingly.

(g)Waiver of Notice. The Borrower hereby waives demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity and diligence in taking any action to collect sums owing hereunder.

(h)Amendments and Waivers. No term of this Note may be waived, modified or amended except by an instrument in writing signed by the Parties hereto. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

(i)Headings. The headings of the various sections and subsections herein are for reference only and shall not define, modify, expand or limit any of the terms or provisions hereof.

(j)No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising on the part of the Noteholder, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Except as limited by Section 9 hereof, the rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(k)Severability. If any term or provision of this Note is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction.
(l)Legend. THIS DEBT INSTRUMENT MAY BE ISSUED WITH “ORIGINAL ISSUE DISCOUNT” WITHIN THE MEANING OF SECTION 1273(a) OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE NOTEHOLDER MAY OBTAIN THE "ISSUE PRICE", THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE "ISSUE DATE" AND THE YIELD TO MATURITY OF THIS DEBT INSTRUMENT BY SUBMITTING A REQUEST FOR SUCH INFORMATION TO THE ADDRESS PROVIDED IN SECTION 10(a) OF THIS NOTE.

(m)Entirety. THIS NOTE EMBODIES THE ENTIRE AGREEMENT AMONG THE PARTIES AND SUPERSEDES ALL PRIOR AGREEMENTS AND UNDERSTANDINGS, IF ANY, RELATING TO THE SUBJECT MATTER HEREOF.

[SIGNATURE PAGE FOLLOWS]

    IN WITNESS WHEREOF, the Borrower has executed this Note as of the date first set forth above.

CWP Bidco LP, as the Borrower By: CWP Bidco GP LLC Its: General Partner
By: _____________________ Name: Title:

Digital Bridge Operating Company, LLC
By: _____________________ Name: Title:
By its acceptance of this Note, the Noteholder acknowledges and agrees to be bound by the provisions of this Note.

Schedule I - Prohibited Parties

[Omitted]

Schedule II – Restricted Payment Actions
Bankruptcy.
(i)    Any Significant Subsidiary commences any case, proceeding or other action (A) under any existing or future Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Significant Subsidiary makes a general assignment for the benefit of its creditors other than to Noteholders.
(ii)    There is commenced against any Significant Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above (other than by Noteholders) which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days.
(iii)    There is commenced against any Significant Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets (other than by Noteholders) which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof.
Judgments. One or more final, non-appealable judgments, orders or decrees for the payment of money in an aggregate amount in excess of $25,000,000 shall be rendered against any Significant Subsidiary (other than to the extent covered by (i) insurance (except for any deductibles) that has not been denied and for which the carrier has not disclaimed responsibility and for which a claim has been submitted, or (ii) a third party indemnification agreement under which the indemnifying party has assumed the defense or otherwise accepted responsibility and would reasonably be expected to remain solvent after satisfying such indemnification obligation) and the same shall remain undischarged, unvacated or unbonded for a period of 30 days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor other than Noteholders to levy upon assets of any Significant Subsidiary to enforce any such judgment.
Cross-Default. Any event of default (after giving effect to any notice and/or cure period) shall have occurred under (a) any agreement evidencing (i) indebtedness secured by the Real Property encumbered by the Existing Loans with (i) Wilmington Trust, National Association (“Trustee”), as Trustee on behalf of the Holders of CHC Commercial Mortgage Trust 2019-CHC, Commercial Mortgage Pass Through Certificates, Series 2019-CHC (as mortgage lender with respect to the portfolio commonly referred to as the “GAHR US” portfolio), (ii) Ventas NSG Finance, LLC (as mezzanine lender with respect to the portfolio commonly referred to as the “GAHR US” portfolio), or (iii) ACREFI, Mortgage Lending, LLC, Apollo TR Commercial Real Estate Debt LLC, Catalina ACRA Zurich Reinsurance Trust, ACE CREDIT FUND, LP, and Apollo Credit Funds ICAV, in respect of its Sub- Fund, ACE EU Commercial Real Estate Debt Limited (collectively, as mortgage lender with respect to the portfolio commonly referred to as the “GAHR UK” portfolio), or (b) any TruPS Indenture, and, in each case, any permitted refinancing of any of the foregoing, or all or any part of such indebtedness outstanding under such is accelerated, is declared to be due and payable is required to be prepaid or redeemed, in each case prior to the stated maturity thereof.
For purposes of the foregoing, each of the following agreements is a “TruPS Indenture”:

(i)Amended and Restated Junior Subordinated Indenture, by and between NorthStar Realty Finance Limited Partnership and JPMorgan Chase Bank, National Association, dated as of September 16, 2005, as supplemented by the First Supplemental Indenture dated as of June 30, 2014, the Second Supplemental Indenture dated of March 13, 2015, and the Third Supplemental Indenture dated as of January 10, 2017;
(ii)Amended and Restated Junior Subordinated Indenture, by and between NorthStar Realty Finance Limited Partnership and JPMorgan Chase Bank, National Association, dated as of September 16, 2005, as supplemented by the First Supplemental Indenture dated as of June 30, 2014, the Second Supplemental Indenture dated of March 13, 2015, and the Third Supplemental Indenture dated as of January 10, 2017;
(iii)Junior Subordinated Indenture, by and between NorthStar Realty Finance Limited Partnership and JPMorgan Chase Bank, National Association, dated as of November 22, 2005, as supplemented by the First Supplemental Indenture dated as of June 30, 2014, the Second Supplemental Indenture dated of March 13, 2015, and the Third Supplemental Indenture dated as of January 10, 2017;
(iv)Junior Subordinated Indenture, between NorthStar Realty Finance Limited Partnership, NorthStar Realty Finance Corp., and Wilmington Trust Company, dated as of March 10, 2006, as supplemented by the First Supplemental Indenture dated as of June 30, 2014, the Second Supplemental Indenture dated of March 13, 2015, and the Third Supplemental Indenture dated as of January 10, 2017;
(v)Junior Subordinated Indenture, between NorthStar Realty Finance Limited Partnership, NorthStar Realty Finance Corp., and Wilmington Trust Company, dated as of August 1, 2006, as supplemented by the First Supplemental Indenture dated as of June 30, 2014, the Second Supplemental Indenture dated of March 13, 2015, and the Third Supplemental Indenture dated as of January 10, 2017;
(vi)Junior Subordinated Indenture, between NorthStar Realty Finance Limited Partnership, NorthStar Realty Finance Corp., and Wilmington Trust Company, dated as of October 6, 2006, as supplemented by the First Supplemental Indenture dated as of June 30, 2014, the Second Supplemental Indenture dated of March 13, 2015, and the Third Supplemental Indenture dated as of January 10, 2017;
(vii)Junior Subordinated Indenture, between NorthStar Realty Finance Limited Partnership, NorthStar Realty Finance Corp., and Wilmington Trust Company, dated as of March 30, 2007 as supplemented by the First Supplemental Indenture dated as of June 30, 2014, the Second Supplemental Indenture dated of March 13, 2015, and the Third Supplemental Indenture dated as of January 10, 2017; and
(viii)Junior Subordinated Indenture, between NorthStar Realty Finance Limited Partnership, NorthStar Realty Finance Corp., and Wilmington Trust Company, dated as of June 7, 2007 as supplemented by the First Supplemental Indenture dated as of June 30, 2014, the Second Supplemental Indenture dated of March 13, 2015, and the Third Supplemental Indenture dated as of January 10, 2017.